Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31784 and 333-161517 on Form S-8 of our report relating to the financial statements and financial statement schedule of Onvia, Inc. dated March 31, 2010, appearing in the Annual Report on Form 10-K of Onvia, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
March 31, 2010